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Exhibit 10.2

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

$7,500,000.00	October 11, 2002

HOLLEY PERFORMANCE PRODUCTS INC.
10% PAY-IN-KIND CONVERTIBLE PROMISSORY NOTE

        For value received, Holley Performance Products Inc., a corporation existing under the laws of the State of Delaware (the "Borrower"), hereby promises to pay to the order of KHPP Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Holder"), in accordance with the terms of this promissory note (the "Note"), the original principal amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) together with interest thereon. Capitalized terms used herein and without definition shall have the meanings assigned to those terms in the Loan and Security Agreement (the "Loan Agreement"), dated as of July 30, 2002, by and among the Borrower, each of its subsidiaries that are signatories to the Loan Agreement, the Lenders that are signatories to the Loan Agreement and Foothill Capital Corporation ("Foothill"), in its capacity as arranger and administrative agent, as amended by that First Amendment to Loan and Security Agreement (the "First Amendment"), dated as of October 11, 2002, by and among the Borrower, and each of the Borrower's subsidiaries identified on the signature pages to the First Amendment, the Lenders listed on the signature pages to the First Amendment and Foothill.

        1.    Principal and Interest.

          (a)    Payment of Principal and Interest.    The Borrower shall pay interest on the principal amount of this Note at the rate of 10% per annum. Commencing January 1, 2004, if the Borrower has met the Performance Targets (as defined below) in the fiscal quarter ending immediately prior to the Payment Date, the Borrower shall pay principal and interest in quarterly installments of $2,500,000.00 until the unpaid principal amount of this Note and all accrued interest hereon are paid in full or converted pursuant to the provisions provided herein. For purposes of this Note, "Payment Date" means the fourteenth (14th) calendar day following the date on which the 10-Q quarterly reports or 10-K annual reports of the Borrower, establishing that the Performance Targets have been met, have been filed with the SEC; provided that the first Payment Date shall not occur until after the interest payment under the Senior Note Indenture due March 15, 2004 is paid in full.

          Interest on this Note will accrue daily from the date of the initial advance under this Note until all amounts due hereunder are paid in full. All payments hereunder shall be applied first to the payment of all accrued and unpaid interest (with payments being applied first to any Interest Notes (as defined below) in such order as the Holder shall determine) until paid in full and then to the payment of principal.

          On each Payment Date prior to the Conversion Date, the Borrower shall pay interest hereon by the issuance of an additional note (the "Interest Notes") in an aggregate principal amount equal to the interest hereon accrued to such Payment Date and not evidenced by a previously issued Interest Note. Each Interest Note so issued (i) shall be dated the applicable Payment Date, (ii) shall contain the same terms, provisions and conditions of this Note, (iii) shall bear interest from and after the applicable Payment Date and (iv) shall have the same rights and benefits as this Note and the Interest Notes previously issued.

          Payments due on this Note or any Interest Note that are payable shall be paid to the holder of the applicable promissory note (i) at the address (by mail or physical delivery) of such holder of the promissory note as indicated in Paragraph 8 of the applicable promissory note or (ii) by wire transfer in immediately available funds to an account located in the United States maintained by the holder of the applicable promissory note and so designated by such holder to the Borrower.

          If a Payment Date is a date other than a Business Day, payment may be made in accordance with the terms of this Note on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

          Notwithstanding anything herein to the contrary, the Borrower shall not make any payments of principal and interest unless: (i) all required interest payments under the Senior Note Indenture shall have been made and no Default (as defined in the Senior Note Indenture) or Event of Default (as defined in the Senior Note Indenture) pursuant to the Senior Note Indenture shall have occurred and be continuing; (ii) the Borrower shall have EBITDA of at least $26,000,000 for the 12-month period ending on the last day of the fiscal quarter immediately preceding the Payment Date; (iii) the Borrower shall have Excess Availability of at least $7,500,000 immediately after giving effect to such payment; and (iv) all required interest payments under the Loan Agreement shall have been made and no Default (as defined in the Loan Agreement) or Event of Default (as defined in the Loan Agreement) under the Loan Agreement shall have occurred and be continuing. The items identified in (i) and (iv) shall collectively be referred to herein as the "Performance Targets."

          (b)    Computation of Interest.    Interest on this Note and any Interest Notes shall be computed on the basis of a 365-day year.

        2.    No Prepayment.    The Borrower may not prepay this Note.

        3.    Conversion to Preferred Stock or Common Stock.

          (a)    Mandatory Conversion.    Subject to and upon compliance with the provisions of this Paragraph 3, upon the occurrence of an Insolvency Proceeding involving the Borrower as a debtor (the "Mandatory Conversion Date"), this Note and any Interest Notes shall automatically convert to fully paid and nonassessable shares of Series A Preferred Stock of the Borrower, $1.00 par value per share (the "Preferred Stock"). Each dollar of principal owed to the Holder pursuant to this Note and the Interest Notes (the "Outstanding Debt") shall be converted into 75,000 shares of Preferred Stock (the "Conversion Number"). The conversion price per share of the Preferred Stock shall be the price determined by dividing each dollar of Outstanding Debt by the Conversion Number (the "Preferred Stock Conversion Price").

          (b)    Voluntary Conversion.    Subject to and upon compliance with the provisions of this Paragraph 3, at any time, and from time to time, from and after the date hereof (individually, the "Voluntary Conversion Date" and collectively with the Mandatory Conversion Date, the "Conversion Date"), the Holder shall have the right, at its option, to convert at the Preferred Stock Conversion Price or the conversion price per share of Common Stock which shall be determined by the Board of Directors of the Borrower and mutually agreed upon by the Holder and the Borrower (the "Common Stock Conversion Price"), as applicable, this Note and any Interest Notes to either Preferred Stock or Common Stock, as determined by the Holder in its sole discretion. The number of shares of Preferred Stock or Common Stock, as applicable, into which the Outstanding Debt may be converted is determined by dividing each dollar of Outstanding Debt by the Preferred Stock Conversion Price or the Common Stock Conversion Price, as applicable.

          (c)    No Fractional Shares.    The Borrower shall not be required to issue fractions of shares of the Preferred Stock or Common Stock, as applicable, issued pursuant to the provisions of this Paragraph 3. The Borrower shall round up to the nearest whole share any fractional interest in a share of Preferred Stock or Common Stock, as applicable, that would otherwise be issuable.

          (d)    Conversion Mechanics.    In order to exercise the conversion privilege provided for in Paragraph 3(b), the Holder shall give written notice to the Borrower at the address set forth in

  Paragraph 8 that the Holder is converting pursuant to the terms of this Note (the "Conversion Notice"). The Conversion Notice shall specify the class of stock applicable to the conversion, the amount to be converted and the name and denominations in which the Holder wishes the certificate or certificates for the Preferred Stock or Common Stock, as applicable, to be issued. Unless the certificate or certificates for the Preferred Stock or Common Stock, as applicable, issuable upon conversion are to be issued in the same name as the name in which this Note and the Interest Notes are registered, the Conversion Notice shall be accompanied by instruments of transfer, in form satisfactory to the Borrower, duly executed by the Holder. If the principal amount of this Note or any Interest Note to be converted is less than the Outstanding Debt under such promissory note, upon issuance of the stock certificates, the Borrower shall send the Holder (or such other holder of such promissory note) confirmation of the principal reduction. If the amount converted will result in payment in full of this Note or any Interest Note, the Holder (or such other holder of such promissory note) shall surrender this Note and/or the Interest Notes, as applicable, duly endorsed or assigned to the Borrower in blank at the address set forth in Paragraph 8, accompanied by instruments of transfer, in form and substance reasonably satisfactory to the Borrower, duly executed by the Holder (or such other holder of the promissory note).

          The Borrower shall pay all expenses, taxes (other than transfer taxes or income taxes of the Holder) and other charges payable in connection with the preparation, issuance and delivery of stock certificates and a new note, except that, if stock certificates or the new note shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the Conversion Notice or promptly upon receipt of a written request of the Borrower for payment.

          At the time of conversion, the Borrower shall pay to the Holder the amount of any and all interest accrued on the portion of this Note or the Interest Notes surrendered for conversion.

          As promptly as practicable after the conversion of this Note or the Interest Notes, the Borrower shall issue and shall deliver at the Holder's address as set forth in Paragraph 8, a certificate or certificates evidencing the Preferred Stock or the Common Stock, as applicable, issuable upon the conversion in accordance with this Paragraph 3.

          Each conversion pursuant to Paragraph 3(a) shall be deemed to have been effected immediately prior to the close of business on the date prior to the date on which the Insolvency Proceeding is commenced and the Holder (or such other holder of this Note or the Interest Notes, as applicable) shall be deemed to have become the holder of record of the Preferred Stock subject to the conversion. Each conversion pursuant to Paragraph 3(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice shall have been received by the Borrower, and the Holder (or such other holder of this Note or the Interest Notes, as applicable) shall be deemed to have become the holder of record of the Preferred Stock or the Common Stock, as applicable, subject to the conversion. All Preferred Stock or Common Stock, as applicable, delivered upon conversion, upon delivery, will be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

        4.    No Waiver.    No failure or delay by the Holder to insist upon the strict performance of any term, condition or covenant of this Note, or to exercise any right, power or remedy provided hereunder, shall constitute a waiver of any such term, condition, covenant or agreement, nor shall it preclude the Holder from exercising any such right, power or remedy at any later time or times, unless the Holder shall so agree in writing signed by an authorized representative of the Holder. If the Holder accepts any payment after the due date for payment, such acceptance shall not constitute a waiver of the Holder's right to receive timely payment of all other amounts. Subject to the provisions in paragraph 1 hereto, any payment received after the due date shall be applied, first, to any accrued and unpaid interest and, second, to reduce the unpaid principal.

        Each right, power and remedy of the Holder as provided for in this Note, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy of the Holder. The exercise or beginning of the exercise by the Holder of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all of such other rights, powers or remedies.

        5.    Presentment.    The Borrower hereby expressly waives presentment, demand, protest and notice of any kind.

        6.    No Security.    This Note and the obligations hereunder are not secured by any lien or other encumbrance against or with regard to the Borrower.

        7.    Transfer and Assignment.    The rights and obligations set forth in this Note shall not be assigned or transferred by the Borrower without prior written approval by the Holder.

        8.    Notices.    Any notice given in connection with this Note shall be made in writing, deemed delivered on receipt, and sent certified mail to:

In the case of the Borrower:
Holley Performance Products Inc. 801 Russellville Road Bowling Green, Kentucky 42102-7320 Attn: President
In the case of the Holder:
KHPP Holdings, Inc. c/o Kohlberg & Co., L.L.C. 111 Radio Circle Mt. Kisco, New York 10549 Attn: Christopher Lacovara

        9.    Applicable Law.    This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York.

        10.    Severability.    If any provision of this Note shall be found invalid under applicable law, such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

        11.    Amendments.    Except as otherwise provided herein, neither this Note nor any term or provision herein shall be amended, changed, modified, discharged, terminated or waived without the prior written consent of the Borrower and the Holder.

        12.    Trial By Jury.    THE BORROWER AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION BETWEEN THE HOLDER AND THE BORROWER ARISING OUT OF THIS NOTE.

        [Signature on Following Page]

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  Exhibit 10.2